Exhibit 23.1
Consent of Independent Registered Public Accounting Firm
We hereby consent to the incorporation by reference in the registration statements Form S-3 (No. 333-249855) and Form S-8 (Nos. 333-293800 and 333-263014) of Isabella Bank Corporation of our integrated audit report dated March 12, 2025, relating to the consolidated financial statements and the effectiveness of internal control over financial reporting of Isabella Bank Corporation, included in this Annual Report on Form 10-K for the year ended December 31, 2024.

/s/ Rehmann Robson LLC
Saginaw, Michigan
March 13, 2026